Exhibit 77(c)

Matters Submitted to a Vote of Shareholders

At a Special Meeting of the Shareholders of the Brown Capital Management Mutual Funds, (the “Trust”), held on December 11, 2014, the shareholders of the Trust approved the following proposal presented:

Proposal 1. To elect four Trustees to the Board of Trustees of the Trust.  Nominees: Keith A. Lee, James H. Speed, Jr., Louis G. Hutt, Jr., and Claude Z. Demby.

Nominees:

         # of Votes Cast

          % of Votes Cast

Keith A. Lee

For

25,350,244

98.70%

Against

0

0.00%

Abstain

334,175

1.30%

Total

25,684,419

100.00%

James H. Speed, Jr.

For

 25,306,278

98.53%

Against

 0

0.00%

Abstain

 378,142

1.47%

Total

 25,684,420

100.00%

Louis G. Hutt, Jr.

For

25,357,380

98.73%

Against

 0

0.00%

Abstain

327,039

1.27%

Total

25,684,419

100.00%

Claude Z. Demby

For

25,366,323

98.76%

Against

 0

0.00%

Abstain

318,096

1.24%

Total

25,684,419

100.00%